EXHIBIT 99.1

For Immediate Release

For Information:
Trestle Holdings
Michael Doherty, Chairman
(949) 673-1907
mdoherty@trestlecorp.com

CCG Investor Relations
Crocker Coulson, Partner
(818) 789-0100
Crocker.coulson@ccgir.com

Digital Imaging Product Summary

Trestle’s digital imaging products, MedMicro and MedScan, are microscopy devices which employ the optical components of a standard microscope to capture high magnification images in digital format.  These devices are comprised of both hardware and software, and can be used in conjunction with Trestle’s SL50 Slide Loader System or Integrated Grossing Station.

MedMicro and MedScan are used in both clinical and research environments.  When used specifically for pathology, they enable pathologists to consult and collaborate with each other remotely and may be referred to as telepathology products.  When used in clinical healthcare, they enable physicians or other healthcare providers to deliver services remotely and may be referred to as telemedicine products.

MedMicro™

MedMicro is the Company’s live digital imaging product.  In live digital imaging, images are captured and viewed in real time while the slide is on the microscope.  MedMicro allows multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real-time.  MedMicro is also available with the following options:

SL50 Slide Loader System™ - Trestle’s SL50 Slide Loader System allows remote, unattended access to up to 50 glass slides concurrently.  This provides remote users with the ability to review multiple slides without the need for an attendant at the MedMicro device location.  By automating the slide loading and unloading process, the pathologist has the flexibility to work with a large virtual catalog of slides at any time.

Integrated Grossing Station - Trestle’s Integrated Grossing Station connects to MedMicro and uses MedMicro’s built in annotation, image editing and image archiving functions.  The Integrated Grossing Station enables remote supervision direction, and documentation of the processing of frozen sections and other gross specimens.

MedScan™

MedScan is the Company’s recently-launched stored digital imaging product.  In stored digital imaging, images are captured and stored in digital format for viewing at a later time without requiring the original slide to be on the microscope.  MedScan performs high-speed, whole-glass slide digitization.  By creating digital slides, MedScan enables pathologists to access entire tissue samples at sub-micron resolution in digital format.  MedScan facilitates image analysis, data management, digital workflow and data association for clinical and research applications.